Exhibit 10.28
24/10/05
[on International Petroleum Exchange of London letterhead]
PRIVATE AND CONFIDENTIAL
WITHOUT PREJUDICE
Richard Ward
41 Church Road
Richmond
Surrey TW9 1UA
October 2005
Dear Richard,
Following our recent discussions, I am writing to confirm the terms on which International Petroleum Exchange of London (the Company) wishes to engage you as an independent consultant.
Provision of services
You will be responsible for providing consultancy services as specifically requested by the Chief Executive Officer of IntercontinentalExchange Inc. Please note that you are not authorised to enter into contracts on behalf of the Company.
Your engagement with the Company as an independent consultant will commence on 24 April 2006 and shall continue for a fixed period of six months terminating on 24 October 2006.
You agree to provide us with consultancy services for a period of five hours per week. In addition, on occasion, you will be available to consult with the Company by whatever means are appropriate, as required. You will report to the Chief Executive Officer of IntercontinentalExchange Inc.
Arrangements have been made for you to use office facilities at International House, 1 St Katherine’s Way, London EW1 1UY. It is expected that we will provide a new office for you on the Mezzanine level of International House. The Company will provide computer equipment, mobile telephone, office telephone facilities, fax and secretarial support for your use. You will only be required to attend our offices by prior arrangement and on reasonable notice (e.g., three business days and excluding any planned holiday schedules).
Given the nature of the services you will be providing, your attention is drawn to the Company’s information technology policy. Use of any Company equipment and/or information technology services is subject to the terms of the Company policy a copy of which can be found via the Company intranet.

Fee
You will be paid a monthly fee of £19,560 excluding any VAT as appropriate. The fee will be paid to your bank account monthly following receipt by the Company of an invoice in the appropriate amount.
Expenses
Subject to production of original receipts, you will be reimbursed for all reasonable and necessary out-of-pocket expenses properly incurred in providing the services, provided that such expenses are authorized in advance.
Tax
You will be responsible for and will pay all taxes (including, without limitation, any interest, penalties or fines in connection with such taxes) imposed by any competent taxation authority in respect of all fees, expenses or other payments of any nature paid to you pursuant to this agreement.
If, for any reason, the Company becomes liable to pay or pays any such taxes, the Company is entitled to deduct from any fees payable to you under this agreement, all amounts paid or required to be paid by it. If, for any reason, the Company becomes liable to pay or pays any taxes arising from sums payable under this agreement and the tax payable or paid by the Company exceeds the balance payable to you, you agree to indemnify the Company the full amounts paid or required to be paid within 7 days of receiving notice. For the avoidance of doubt this indemnity does not cover employers’ national insurance contributions.
Confidentiality
In the course of providing services to the Company, you have been or will be furnished with, or may otherwise create, acquire, or have access to Confidential Information. You acknowledge that if such Confidential Information is disclosed, misused or otherwise disseminated without express written authority, it may cause the Company substantial financial loss and commercial damage.
At all times (whether during or after the termination of the engagement for whatever reason), you will:
1. not use or allow the use of any Confidential Information, or disclose or allow the disclosure to any person, corporation, partnership, firm or other entity of any Confidential Information, for any purposes whatsoever except as required in the proper performance of the services;
2. take all necessary steps to maintain the security and confidentiality of all Confidential Information, and the means of access thereto (including but not limited to, the safeguarding of keys and passwords or other entry commands to computers).
The above restrictions will not apply:

1. to any disclosure or use authorised by the Company or required by law; or
2. to information or knowledge which has come into the public domain without fault on your part; or
3. to prevent you making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
In this agreement, Confidential Information means any trade secrets, business methods, processes, formulations, technical data, reports or information (whether oral or written and whether obtained from the Company, any client of the Company, or the financial or legal advisers, auditors or other agents or representatives of the Company) concerning the business or affairs of the Company, any group company or any of its or their clients.
In this agreement, group company means any of the Company, any holding company of the Company from time to time and any subsidiary of the Company or of any such holding company from time to time as defined by section 736 of the Companies Act 1985 (as amended).
Termination
This agreement can be terminated at any time by either party giving to the other party one month’s written notice. However, you will be entitled to continued reimbursement of the fees through the Term of this agreement so long as you are not employed, engaged, or interested in a business anywhere in England which is or is about to be engaged in the trading of energy futures products at the termination date.
Following termination, you agree to deliver to the Company all documents and materials relating to the business of the Company which are in your possession or control.
You also agree, following termination, that you will not at any time represent yourself as being in any way connected with the business of the Company.
Please sign, date and return to me the attached copy of this letter to signify your agreement to its terms.
Finally, on behalf of International Petroleum Exchange London Limited and myself, we look forward to a successful relationship.
Yours sincerely

/s/ Sir Robert Reid
For and on behalf of International Petroleum Exchange of London

I have read, understood and agree to the terms set out in this letter.

/s/ RichardWard	24th October 2005

Richard Ward	October 2005